UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2010

Chesapeake Utilities Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

909 Silver Lake Boulevard, Dover, Delaware	19904
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 734-6799

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 8, 2010, Chesapeake Utilities Corporation (“Chesapeake”) entered into a Precedent Agreement (the “Precedent Agreement”) with Texas Eastern Transmission, LP (“TETLP”). Chesapeake is seeking to secure firm transportation service from TETLP in conjunction with TETLP’s new expansion project. As a result of this new transportation service, Chesapeake would have access to new supplies of natural gas, providing increased reliability and diversity.

TETLP has proposed to expand its interstate natural gas transmission system from the Appalachian production region in West Virginia, Ohio and Pennsylvania to Lambertville, New Jersey, with several delivery points in between (the “Project”). The Project is expected to expand TETLP’s mainline system by up to 190,000 dekatherms per day (“Dth/d”). The scope of the expansion facilities is not final and is subject to change.

The Precedent Agreement provides that upon satisfaction of certain conditions Chesapeake and TETLP will execute two firm transportation service contracts (each, a “Service Agreement”), one for Chesapeake’s Delaware Division and one for Chesapeake’s Maryland Division, for 30,000 and 10,000 Dth/d, respectively, to be effective on the service commencement date of the Project. The service commencement date is currently projected to occur in November 2012. Each Service Agreement shall, among other things, provide for : (i) the maximum daily quantity of Dth/d as described above, (ii) a term of fifteen (15) years, (iii) a receipt point at Clarington, Ohio, (iv) a delivery point at Honey Brook, Pennsylvania, and (v) certain credit standards and requirements for security.

Chesapeake and TETLP are proceeding with obtaining the necessary governmental and regulatory approvals associated with the Project, including, but not limited to, approval by the Federal Energy Regulatory Commission (the “Commission”), as well as all other authorizations and exemptions necessary to construct, own, operate, and maintain the Project facilities and to meet the other obligations specified in the Precedent Agreement.

Commencement of service under the Service Agreements and TETLP’s and Chesapeake’s rights and obligations under the Service Agreements are subject to satisfaction of the following conditions:

a.	TETLP’s receipt and acceptance by March 1, 2012, of all necessary certificates and authorizations from the Commission to construct, own, operate and maintain the Project facilities;

b.	Approval of TETLP’s Board of Directors to expend the capital necessary to construct the Project facilities;

c.	TETLP’s receipt of all necessary governmental authorizations, approvals, and permits required to construct the Project facilities;

d.	TETLP’s procurement of all necessary rights-of-way, easements or permits;

e.	TETLP’s construction of the necessary Project facilities, and all other facilities required to render firm transportation service for Chesapeake pursuant to the Service Agreements and then placing such facilities into service;

f.	Receipt by Eastern Shore Natural Gas Company, Chesapeake’s natural gas transmission subsidiary (“Eastern Shore”), not later than December 1, 2010, of all necessary certificates, and authorizations from the Commission to construct and operate the interconnection facilities, necessary to interconnect the TETLP and Eastern Shore systems in or near Honey Brook, Pennsylvania (the “Interconnection Facilities”); and

g.	Eastern Shore’s commencement, by March 1, 2011, of the construction of the Interconnection Facilities.

As the final scope of the expansion facilities is not known at this time, the estimated capital costs associated with construction of the Project facilities and the estimated reservation rates for service under the Service Agreements were not included in the Precedent Agreement. No later than June 30, 2010, TETLP is required to provide Chesapeake with a good faith estimate of the capital costs and the related negotiated reservation rate. At the same time that TETLP provides the capital cost estimate and the negotiated reservation rate to Chesapeake, TETLP shall also tender to Chesapeake two completed rate agreements.

If the negotiated reservation rates set forth in the rate agreements are higher than the range of estimated rates set forth in the Precedent Agreement, and Chesapeake determines that the negotiated reservation rates cause the value of service to be uneconomic to Chesapeake, the Precedent Agreement provides that the parties shall promptly meet and work in good faith to negotiate a mutually acceptable reservation rate. If, however, the parties are unable to agree upon a mutually acceptable reservation rate, either party may terminate the Precedent Agreement and the related Service Agreement, in which event TETLP may require Chesapeake to reimburse TETLP for Chesapeake’s proportionate share (prorated based on a total 190,000 Dths/d for the Project) of TETLP’s pre-service costs as of the date of such termination.

Additionally, if Chesapeake otherwise terminates the Precedent Agreement, is unwilling or unable to perform its material duties and obligations thereunder, or takes certain other actions and, as a result, TETLP is unable to obtain the authorizations and exemptions required for the Project in form and substance requested by TETLP, or at all, Chesapeake shall also, if required by TETLP, be obligated to reimburse TETLP for Chesapeake’s proportionate share (prorated based upon initial maximum daily quantities among all customers of TETLP that take such actions) of TETLP’s pre-service costs as of the date of such termination. TETLP has projected that Chesapeake’s total proportionate share of pre-service costs could approach approximately $45 million based on the total estimated cost of the Project in order to fully initiate service, although the actual amount of Chesapeake’s proportionate share of such costs could differ significantly and would ultimately be based on the level of pre-service costs at the time of any potential termination.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Chesapeake Utilities Corporation

/s/ Beth W. Cooper
————————————————
Beth W. Cooper
Senior Vice President and Chief Financial Officer

Date: April 14, 2010